Exhibit 5.1

June 30, 2026

VerifyMe, Inc. 801 International Parkway, Fifth Floor Lake Mary, FL 32746

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to VerifyMe, Inc., a Nevada corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-4 (Registration No. 333–295079), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 15, 2026, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), with respect to the registration of the proposed issuance of 136,631,729 shares of the Company’s common stock (the “Shares”), par value $0.0001 per share, to be issued pursuant to that certain Agreement and Plan of Merger, dated February 11, 2026, as amended on April 13, 2026 and June 4, 2026, as it may be further amended from time to time (the “Merger Agreement”), by and among the Company, VRME Subsidiary Corp., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Open World Ltd., a Cayman Islands exempted company (“OpenWorld”). If the transactions contemplated by the Merger Agreement are completed, Merger Sub will merge with and into OpenWorld, with OpenWorld surviving the merger as a wholly owned subsidiary of the Company (the "Merger"). This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Act in connection with the filing of the Registration Statement, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

VerifyMe, Inc.

June 30, 2026

For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the due authorization, execution and delivery of all documents by the parties thereto other than the Company; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments (the “Records”) submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of the Records conform to the original Records; (v) the legal capacity of all individuals executing documents; (vi) that all documents are the valid and binding obligations of each of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct, and (viii) at the time of the issuance of the Shares: (a) the Company is validly existing and in good standing under the law of the State of Nevada, (b) the Company has not amended its Amended and Restated Articles of Incorporation, as amended, except in the Form of Amended and Restated Articles of Incorporation of the Combined Company following the Merger, as contemplated in and attached as Exhibit 3.6 to the Registration Statement, (c) the Company has not amended its Amended and Restated Bylaws, as amended through July 8, 2025, except in the Form of Amended And Restated Bylaws of the Combined Company following the Merger, as contemplated in and attached as Exhibit 3.7 to the Registration Statement, (d) the board of directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Shares, and (e) the Company will receive consideration in excess of par value for the issuance of the Shares. We have also assumed that (i) the Registration Statement, as finally amended, will have become effective and such effectiveness will not have been terminated or rescinded or be subject to any stop order at the time of issuance of the Shares; (ii) the stockholders of the Company will have approved, among other things, the issuance of the Shares pursuant to the terms of the Merger Agreement in accordance with the Nevada Revised Statutes, (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms thereof and (iv) all other necessary action will have been taken under the applicable laws of the State of Nevada to authorize and permit the Merger, and any and all consents, approvals and authorizations from applicable governmental and regulatory authorities required to authorize and permit the Merger will have been obtained. As to all questions of fact material to this opinion, we have relied (without independent verification) upon certificates or comparable documents of officers and representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable OpenWorld securityholders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Registration Statement and the Merger Agreement, the issuance of the Shares will have been duly authorized, validly issued, fully paid and nonassessable.

We express no opinion with respect to the effect of any law of any jurisdiction other than the law of the State of Delaware, and the applicable provisions of Chapter 78 of the Nevada Revised Statues as currently in effect.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

VerifyMe, Inc.

June 30, 2026

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP